EXHIBIT NO. 21



                             LIST OF SUBSIDIARIES OF
                         THE UNITED ILLUMINATING COMPANY


                              STATE OR JURISDICTION
                               OF INCORPORATION OR     NAME UNDER WHICH
  NAME OF SUBSIDIARY              ORGANIZATION      SUBSIDIARY DOES BUSINESS
  ------------------          --------------------- ------------------------

United Funding Capital              Delaware        United Funding Capital
Partnership L.P.                                    Partnership L.P.

United Resources, Inc.              Connecticut     United Resources, Inc.

Thermal Energies, Inc.*             Connecticut     Thermal Energies, Inc.

Precision Power, Inc.*              Connecticut     Precision Power, Inc.

American Payment Systems, Inc.*     Connecticut     American Payment Systems,
                                                    Inc.




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*Subsidiary of United Resources, Inc.